Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-218650 of our report dated May 15, 2015, except for Note 12 and Note 20, as to which the date is June 8, 2017, relating to the consolidated financial statements of Eco Services Operations LLC and subsidiary (accounting predecessor to PQ Group Holdings Inc.) for the period from inception (July 30, 2014) to December 31, 2014 (Successor Period) and Eco, a business unit of Solvay USA Inc., for the period from January 1, 2014 to November 30, 2014 (Predecessor Period) (which report expresses an unqualified opinion and includes an emphasis of matter paragraph referring to the “carveout” of the predecessor financial statements from Solvay USA Inc.) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

July 18, 2017